Exhibit 10.20

RESTATED DEVELOPMENT AGREEMENT

This Restated Agreement (“Agreement”) entered into as of July 12, 2012 (the Effective Date) between Full Spectrum Inc. a Delaware company, with offices at 2452 Embarcadero Way, Palo Alto, CA 94303 (the “Company”) and Lekha Wireless Solutions Pvt, Ltd., an Indian company (the “Consultant”) with offices at #26/3, 3rd floor, 38th Cross, 18th Main Jayanagar 4th T Block, Bangalore 560041, Karnataka, India.

WHEREAS, Consultant represents that it has extensive experience in design and implementation of embedded software for ieee802.16e air interface protocol at the Base Station and at the Mobile Station ; and

WHEREAS, the Company is developing a Point to Multipoint (PtMP) broadband wireless system based upon the IEEE802.16eprotocol which consists of Base Stations, Subscriber Stations (mobile and fixed) and a Network Management System (NMS) (collectively the “FullMax System”); and

WHEREAS, the Parties agree that the Consultant will debug, modify, develop and integrate Company’s existing embedded software for use in the FullMax System upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and Consultant are parties to that certain Agreement (the “2011 Agreement”) entered into on the 28th day of July 2011 pursuant to which the Consultant is currently providing services to the Company;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Consultant and the Company hereby agree as follows:

A Restatement of 2011 Agreement. With effect from the date first written above, the 2011 Agreement is hereby amended and restated in its entirety so that Consultant’s continuing duties and obligations to the Company shall henceforth be governed by the terms contained herein. The rights and obligations set forth in section 5 shall apply retroactively to date of 2011 Agreement. Following the effective date of this Agreement, Consultant agrees that the 2011 Agreement, as originally executed by the parties, shall have no force or effect.

1. Definitions

“Full Spectrum Property” shall mean such items owned or provided by Company under this Agreement and all Intellectual Property Rights related thereto. Full Spectrum Property shall include any derivatives, improvements or modifications thereto and any Intellectual Property rights related thereto.

“Intellectual Property Rights” shall mean all current and future worldwide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, and all other intellectual property rights and the related documentation or other tangible expression thereof.

2. Appointment

2.1 Appointment; Responsibilities.

(a)	The Company hereby engages the Consultant to perform the Services, defined below in accordance with the terms and conditions herein.

(b)	The Consultant shall report to the CTO of the Company or his designee.

2.2  Services. Consultant shall render the services set forth in paragraph 3 below (The “Services”).

2.3 Representation and Warranty. Consultant represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which Consultant is party, and (ii) does not require the consent of any person. Additionally, Consultant represents and warrants to the Company that it shall not utilize during the term of this Agreement, any proprietary information of any third party.

3. Services & Compensation

3.1 The Consultant will provide to the Company embedded software development services as follows:

(a) The first 6 weeks following the execution of this agreement will be considered an “Experimental development Period”. Within this period, the Consultant will assign one dedicated embedded software engineer to work for the Company. The embedded software engineer will be approved by the Company. The Company will decide at the end of the “Experimental Development Period” if it wants to move to the “Development Period”.

(b) A “Development Period” is a period of four months of development activity by the Consultant for the Company. The Company will issue a Purchase Order (PO) for each “Development Period”. The PO will identify the Consultants engineers that will work for the Company within the “Development Period”.

(c) All tasks performed by the Consultant’s engineers working for the Company will be determined by the Company.

3.2 Compensation

(a) The Company will pay the Consultant as follows:

(1) $5000 per engineer per month if the numbers of Consultant’s engineers working for the company is less than 5. This will be a flat fee for all engineers.

(2) $4750 per engineer per month if the numbers of Consultant’s engineers working for the company is between 5 up to 10 engineers. This will be a flat fee for all engineers.

(3) $4250 per engineer per month when the team size reaches 10 engineers.

(c) The Consultant will raise the invoice at the end of 2nd week of each month.

(d) The Company will make the payment against the invoice within the end of the 4th week of the same month.

3.3 Work Hours and Leave Policy

In consideration of the Services undertaken by the consultant under this Agreement, Company shall pay to the Supplier the fees stated as per section 3.2 for each of the resources, which is exclusive of all applicable taxes, provided that the said resource completes on an average 176 work hours in a month with work days being Monday to Friday of the week.

In the man-month mode of billing the consultants are eligible for below leave provision in the year.

a) 12 days of general holiday per year which is as per local regulations. The consultant will share the list of general Holidays for the calendar year in the month of December for the following year.

b) Total of 18 days of leave per year which includes both sick leave and casual leave.

In case of consultant availing the leave beyond the provisioned leaves, there should be a reduction of l/(number of days in the calendar month). For example if the contractor’s man month rate is 5000 USD and the leave availed exceeds provision by one day, for eg for month with 31 days then the invoice will be for USD 4839 = (1-1/31)*5000

c) Overtime (defined as working hours in excess of eight (8) hours per week day) requires prior written permission of Supply Manager. Specific charges, e.g. for work on Sundays or public holidays shall be done with prior mutually agreed by supply manager from consultant and project manager of company and such work days shall be compensated. Travel time resulting from journeys by a Supplier’s employee of between the employee’s workplace/residence and the location of work is not considered to be working time

4. Termination

4.1           The contract can be terminated by either party with one month prior notice.

4.2           Effect of Termination or Expiration. Upon the termination of this Agreement for any reason whatsoever the consultant shall promptly, pursuant to the Companies’ instructions, return to the Company, erase or destroy all copies of the documentation belonging to the Company and all information and literature relating thereto which shall have been provided by the Company or reproduced by the Consultant. The Consultant shall promptly return to the Company, and/or erase or destroy all copies of any Confidential Information in its possession. Upon such return, erasure and/or destruction, the Consultant shall confirm in writing to the Company that it has complied with its obligations under this section.

4.3 Upon termination, Consultant shall transfer all technology developed under this agreement to the Company. Company shall be liable to pay for all the outstanding payments and all the expenses incurred till the date of termination.

4.4           Survival. Sections 4 though 8 of this Agreement shall survive the termination and/or expiration of this Agreement for any reason whatsoever.

5. Ownership; Development Rights, License Rights; Confidential Information

5.1           Ownership by Company. Company shall own all right, title, and interest in the full Spectrum Property and all Intellectual Property Rights therein, including any derivatives, improvements or modifications of the Full Spectrum Property done by the Consultant. Consultant shall execute such documents, render such assistance, and take such other action as Company may reasonably request, at Company’s expense, to apply for, register, perfect, confirm, and protect Company’s rights therein. Company shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto. Consultant expressly waives any claim to moral rights over any derivatives, improvements or modifications of the Full Spectrum Property created by Consultant, and Consultant shall ensure that Consultant and any agent or employee of Consultant (i) shall have waived all such moral rights, and (ii) shall not use Full Spectrum Property and all Intellectual Property Rights therein, including any derivatives, improvements or modifications for any purpose other then providing Services.

5.2           Development Rights

(a) Consultant agrees that all inventions, data, works, discoveries, designs, technology and improvements, (whether or not protectable by a patent or a copyright) (“Inventions”) related to the business of the Company, which are conceived of, made, reduced to practice, created, written, designed or developed, authored or made by Consultant, alone or in combination with others, in the course of the performance of services under this Agreement, shall be the sole and exclusive property of Company. The inventions are to be promptly reported to Company but otherwise maintained in confidence by Consultant.

(b) Consultant hereby assigns to Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in India, United States, Canada and elsewhere, and appoints any officer of Company as his duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

(c) Consultant irrevocably waives all moral rights arising under the any Copyright Act or any rights to similar effect in any country or at common law that he may have with respect to the Inventions to the extent those rights have not been assigned above.

(d) Consultant agrees to cooperate fully with Company and its nominees, subject to reasonable compensation, to obtain patents or register copyrights in any and all countries for these Inventions, and to execute all papers for use in applying for and obtaining such protection thereon as Company may desire, together with assignments thereof to confirm Company’s ownership thereof, all at Company’s expense. Consultant agrees that if Company is unable because of Consultant’s unavailability, dissolution or incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any Indian, Canadian, United States or foreign patents or mask work or copyright registrations covering the inventions assigned to Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by the Consultant.

(e) No rights are hereby given to Company in any inventions conceived and evidenced in an invention record or disclosure, or under any patents or patent applications that Consultant may own prior to the effective date of this Agreement or may subsequently acquire which do not arise out of the work performed by Consultant during the term of this Agreement.

(f) All work product created by Consultant under this agreement is “work for hire” and is the property of Company. Consultant assigns to Company all right, title and interest in and to the work product. Work product means everything that is produced by Consultant in the course of this agreement, including, without limitation, notes, reports, documentation, drawings, computer programs (source code, object code and listings), customer lists, inventions, creations, works, devices, masks, mask works, models, work-in-progress and deliverables. Consultant expressly waives any claim to moral rights over any work product created by Consultant under this agreement, and Consultant shall ensure that Consultant and any agent or employee of Consultant (i) shall have waived all moral rights over any work product created under this agreement, and (ii) shall not use work product for any purpose other then providing Services.

5.3           Licence to Use Consultant’s Related Rights To the extent that Consultant has property rights which are incorporated in or necessary to the use of the work product of this agreement (the “Consultant’s Related Rights”), Consultant grants Company, and its subsidiaries and affiliates, a royalty-free, irrevocable, worldwide, non-exclusive licence to use, disclose, reproduce, modify, licence and distribute Consultant’s Related Rights. Consultant will indemnify, hold harmless and, at Company’s request, defend Company, its subsidiaries and affiliates from and against all claims, liabilities, damages, losses and expenses including, but not limited to, reasonable lawyers’ fees and costs of suit, arising out of or in connection with all claims that the use or disclosure of Consultant’s Related Rights violates any third party’s rights.

5.4           Confidentiality

(a)           The term “Information” as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by Consultant prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company; (b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Consultant or similar agreements by other Consultant’s or Company employees (c) shall have been received by the Consultant from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Consultant.

(b)           Consultant agrees to hold in trust and confidence all Information disclosed to it and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Consultant’s work with the Company.

(c)           Consultant agrees to disclose the Information only to persons necessary in connection with Consultant’s work with the Company and who have undertaken in wilting the same confidentiality obligations set forth herein in favor of the Company. Consultant agrees to assume full responsibility for the confidentiality of the Information disclosed to Consultant and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

(d)           Consultant acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

5.5           All personnel of Consultant with access to Information or providing development services under this Agreement shall sign and deliver to Company the attached Consultant’s Personnel Confidentiality & Development Agreement prior to commencing work pursuant to this Agreement. The Company shall co-sign such agreements and deliver the same to Consultant and personnel.

6. Non-Hire

Either company or consultant shall not, solicit/hire or attempt to solicit/hire for employment either directly or indirectly an employee or contractor of the other party, during the term of this Agreement and for a period of one year after termination/expiration of this Agreement.

7. Miscellaneous

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be given to the addresses listed below.

All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon four (4) days from mailing from any national mail service or upon receipt if by express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Consultant’s address for all notices under this Agreement including service of legal process is Lekha Wireless Solutions Pvt. Ltd., #728, Manjula Building, 12 Cross, 22nd Main, JP Nagar II Phase Bangalore- 560078, Karnataka, India.

7.2 Assignment and Succession. This Agreement is personal to Consultant and Consultant shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company’s prior written consent.

7.3 Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

7.4 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

7.5 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof, or the exercise of any other right, power or privilege.

7.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.7 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

7.8 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (i) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. CONSULTANT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND/OR THE COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF CALIFORNIA, FOR PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Consultant hereby irrevocably consent to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by mailing copies thereof by certified U.S. mail, return receipt requested and postage prepaid, to its address.

7.10 Consultant shall be considered to be an independent contractor and not an agent or employee of Company and has no authority to bind Company.

IN WITNESS WHEREOF, each of the Company and the Consultant has caused this Agreement to be signed by its duly authorized officer as of the day and year first above written.

Full Spectrum Inc.		Lekha Wireless Ltd.

By:	/s/ Stewart Kantor	By:	/s/ Ramu. T. Srinivasaiah
Name:	Stewart Kantor	Name:	RAMU. T. SRINIVASAIAH
Title:	CEO	Title:	Director